Exhibit 99.1

BURLINGTON STORES COMMENTS ON SHORT REPORT

BURLINGTON, N.J. – November 7, 2016 – Burlington Stores, Inc. (NYSE: BURL) (“Burlington”), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today issued the following statement in response to a report issued on November 3, 2016 by self-proclaimed short seller Spruce Point Capital Management.

The Company stands by its financial statements and emphatically denies the claims made in the report. The report, which is filled with innuendo and baseless allegations, is based on flawed, inaccurate and misleading analysis.

The Company also notes that the short seller stated in the report that it ‘stands to realize significant gains in the event that the price of [Burlington’s] stock declines’.

Burlington’s financial statements are prepared in accordance with GAAP and any non-GAAP information is reconciled to its GAAP equivalent.  Burlington’s annual financial statements are audited by Deloitte & Touche LLP.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with fiscal 2015 revenue of $5.1 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operates 570 stores, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 65% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.